Exhibit 1.2

Canada

Letters Patent of Continuance

Trust and Loan Companies Act

Pursuant to section 33 of the *Trust and Loan Companies Act*, I

(a) continue **Odyssey Trust Company** as a company under the Act;

(b) declare that the name of the company is **Odyssey Trust Company**;

(c) declare that the head office of the company shall be situated in the Province of Alberta; and

(d) declare that these letters patent of continuance are effective on the day on which these letters patent are dated.

Date: 10/20/2022

Lettres patentes de prorogation

Loi sur les sociétés de fiducie et de prêt

Sur le fondement de l'article 33 de la *Loi sur les sociétés de fiducie et de prêt*, je

a) proroge **Odyssey Trust Company** comme une société sous le régime de la Loi;

b) statue que la dénomination sociale de la société est **Odyssey Trust Company**;

c) fixe le siège de la société dans la province de l'Alberta;

d) statue que ces lettres patentes de prorogation entrent en vigueur en date des présentes lettres patentes.

Date : 10/20/2022

Deputy Prime Minister and Minister of Finance
Vice-première ministre et ministre des Finances